EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Record First Quarter 2019 Financial Results

Strong Demand Environment Drives Increase in Full Year Net Yield Growth
and Adjusted EPS Expectations

Company Executed $200 Million in Share Repurchases in the Quarter

Norwegian Joy Debuts in Alaska

MIAMI, May 09, 2019 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2019, as well as provided guidance for the second quarter and full year 2019.

Highlights

  The Company generated GAAP net income of $118.2 million or EPS of $0.54 compared to $103.2 million or $0.45 in the prior year.  Adjusted Net Income was $181.8 million or Adjusted EPS of $0.83 compared to $137.8 million or $0.60 in the prior year. GAAP EPS and Adjusted EPS grew 20% and 38% over prior year, respectively.
  Total revenue increased 8.5% to $1.4 billion. Gross Yield increased 2.8%.  Net Yield increased 4.1% on a Constant Currency basis.
  The Company expects to generate record full year earnings in 2019 and has increased its Net Yield growth and Adjusted EPS outlook above the high-end of the previous guidance range.  Adjusted EPS is now expected to be in the range of $5.40 to $5.50, despite an impact of approximately $0.10 from higher fuel prices and unfavorable foreign exchange rates.
  2019 full year Net Yield growth guidance on a Constant Currency basis increased 50 basis points from the prior guidance to 3.5% to 4.5%.

“We were pleased to enter the year in a record booked position, which when combined with a solid WAVE season and record results for the first quarter, paved the way for an increase to our full year Adjusted EPS outlook that now exceeds the high-end of our previous guidance range, and would result in yet another year of double-digit Adjusted EPS growth," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “Our modest in-year capacity growth of less than 3%, coupled with continued robust global demand for our portfolio of brands allowed us to focus on driving pricing as evidenced by our first quarter topline beat, our record wave season pricing and higher net yield growth expectations for the remainder of the year.”

First Quarter 2019 Results

GAAP net income was $118.2 million or EPS of $0.54 compared to $103.2 million or $0.45 in the prior year.  The Company generated Adjusted Net Income of $181.8 million or Adjusted EPS of $0.83 compared to $137.8 million or $0.60 in the prior year.

Revenue increased 8.5% to $1.4 billion compared to $1.3 billion in 2018.  These increases were primarily attributed to the addition of Norwegian Bliss to the fleet, along with strong growth in organic pricing across all core markets and robust onboard spending.  Gross Yield increased 2.8%. Net Yield increased 4.1% on a Constant Currency basis and 3.2% on an as reported basis.

Total cruise operating expense increased 7.6% in 2019 compared to 2018, primarily due to an increase in Capacity Days.  Gross Cruise Costs per Capacity Day increased 2.4%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 3.6% on a Constant Currency basis and 3.0% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $461 from $448 in 2018.  The Company reported fuel expense of $98.3 million in the period.

Interest expense, net increased to $73.5 million in 2019 from $59.7 million in 2018. The increase in interest expense reflects additional debt in connection with the delivery of Norwegian Bliss in 2018, Project Leonardo financing, as well as higher interest rates due to an increase in LIBOR.  Also included in 2019 were losses on extinguishment of debt and debt modification costs of $6.1 million in connection with refinancings of certain of our credit facilities.

Other income (expense), net was an expense of $0.4 million in 2019 compared to an expense of $1.7 million in 2018. In both periods, the expense was primarily related to losses on foreign currency exchange.

In the quarter we had an income tax benefit of $33.8 million compared to an income tax expense of $2.5 million in 2018.  In 2018, we implemented certain tax restructuring strategies that created the ability to utilize the net operating loss carryforwards of Prestige, for which we had previously provided a full valuation allowance. As a result, we recorded a tax benefit of $35.7 million in connection with the reversal of substantially all of the valuation allowance.

2019 Outlook

“The strong demand environment we have been experiencing for some time is continuing throughout 2019 and into 2020,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We remain confident in our outlook to achieve our Full Speed Ahead 2020 targets and have opportunistically executed $200 million in share repurchases in the quarter, bringing our total shareholder capital returns to $600 million over the last four quarters.”

2019 Guidance and Sensitivities

In addition to announcing the results for the first quarter 2019, the Company also provided guidance for the second quarter and full year 2019, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2019 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Second Quarter 2019		Full Year 2019
	As Reported	Constant Currency	As Reported	Constant Currency

Net Yield	Approx. 5.0%	Approx. 5.5%	3.0% to 4.0%	3.5% to 4.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 4.5%	Approx. 5.25%	Approx. 3.0%(2)	Approx. 3.5%(2)
Adjusted EPS (1)	Approx. $1.33		$5.40 to $5.50 (2)
Adjusted Depreciation and Amortization (1)	Approx. $145 million		Approx. $597 million (2)
Adjusted Interest Expense, net	Approx. $66 million		Approx. $262 million
Effect on EPS of a 1% change in Adjusted Net Yield	$0.06		$0.18 (3,4)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$0.03		$0.09 (4)
  Excludes $4.6 million and $18.4 million of amortization of intangible assets related to the Acquisition of Prestige in the second quarter and full year 2019, respectively.
  Excludes one-time expenses of approximately $25.0 million from Adjusted EPS, primarily resulting from a non-cash write-off, for enhancements to Norwegian Joy, associated with her redeployment to North America, of which approximately $20.0 million is excluded from Adjusted Depreciation and Amortization, and the remainder is excluded from Adjusted Net Cruise Cost Excluding Fuel per Capacity Day.
  Based on midpoint of guidance.
  For the remaining quarters of 2019.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2019	Full Year 2019
Fuel consumption in metric tons	207,000	845,000
Fuel price per metric ton, net of hedges	$485	$490
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.06 (1)
  For the remaining quarters of 2019.

As of March 31, 2019, the Company had hedged approximately 70%, 54%, and 36% of its total projected metric tons of fuel consumption for the remainder of 2019, 2020, and 2021, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2019	2020	2021
% of HFO Consumption Hedged	69%	57%	32%
Average USGC Price / Barrel	$47.82	$41.14	$46.04
% of MGO Consumption Hedged	72% (1)	52%	39%
Average Gasoil Price / Barrel	$81.50 (2)	$84.85 (3)	$81.56
  Includes 14% hedged through a collar with a call strike of $87.25 and a put strike of $79.81.

  Represents a blended rate that includes a $3.5 million benefit from 2019 Brent hedges that were replaced with Gasoil hedges in the first quarter of 2019.  Does not reflect impact of collar.

  Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its second quarter and full year 2019 guidance.

	Current Guidance - May	Prior Guidance - February
Euro	$1.12	$1.14
British pound	$1.30	$1.30
Australian Dollar	$0.70	$0.73
Canadian Dollar	$0.75	$0.76

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship revitalization projects and other strategic investments.  As of March 31, 2019, anticipated capital expenditures were $1.4 billion for the remainder of 2019, $1.2 billion and $0.7 billion for the years ending December 31, 2020 and 2021, respectively. We have export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.6 billion for the remainder of 2019, $0.5 billion and $0.2 billion for the years ended December 31, 2020 and 2021, respectively.

Company Updates and Other Business Highlights

Company Announced Plans for New, State-of-the-art Staff Training Facility

In March, the Company announced plans for the development and construction of the Norwegian Cruise Line Center of Excellence, a new state-of-the-art shipboard team member training facility near Manila in the Philippines. The 200,000-square-foot Center of Excellence will serve both new and existing shipboard team members across the Company and will provide training for various onboard service areas.  The world-class training campus will enable the Company to fully immerse trainees in their coursework, reduce onboard training time and further improve upon our already industry-leading service levels. Slated for completion in 2020, the center will provide annual training for up to 8,000 shipboard team members each year.

Company Releases 2018 Stewardship Report

In celebration of Earth Day, the Company published its third annual Stewardship Report.  This report highlights the Company’s progress on its sustainability goals as well as impactful initiatives underway, including the elimination of plastic straws across its 26-ship fleet and two island destinations, its exciting partnership with Ocean Conservancy’s Trash Free Seas Alliance® as well as the Company’s Hope Starts Here campaign to reconstruct schools and critical infrastructure in Caribbean islands impacted by the 2017 hurricanes.  The 2018 Stewardship Report is part of the Company’s global environmental program, Sail & Sustain, which reflects the Company’s mission to continually improve its sustainability culture through fresh innovation, progressive education and open collaboration.

Norwegian Sky Revitalization Complete

As part of the Norwegian Edge® program, reaffirming the Company’s commitment to elevating the standard of excellence across the fleet, Norwegian Sky recently emerged from her bow to stern revitalization following a three-week Dry-dock in Freeport, Bahamas.

She recently returned to her homeport of Miami showcasing new venues, updated spaces and completely redesigned staterooms and corridors, elevating the experience for guests looking for shorter vacation getaways.  All food and beverage outlets were updated, and eight new venues were introduced including the pub-style eatery The Local Bar & Grill; La Cucina for classic Italian fare; Sugarcane Mojito Bar; Topsiders, the poolside bar; late night venues, Bliss Ultra Lounge and Spinnaker Lounge; a full-service Starbucks® licensed store; and new to the Norwegian fleet - Pinnacle Lounge and Sushi Bar, which provides guests with a relaxed yet elevated atmosphere to enjoy original and traditional sushi concepts while taking in the endless views of the ocean through floor-to-ceiling windows.

New Itineraries Unveiled for 2020 and 2021

Norwegian Cruise Line announced select 2020 and 2021 itineraries for 12 of its ships.  The itineraries include Norwegian Encore’s debut in Seattle where she will sail seven-day cruises to Alaska alongside her sister ship Norwegian Bliss, as well as Norwegian Joy’s arrival in New York for the first time. Further, Norwegian Spirit, which will undergo an extensive multi-million-dollar revitalization in early 2020, will sail a variety of port-intensive itineraries from Tokyo, Japan and Hong Kong, China. Norwegian Jewel will sail French Polynesia, Hawaii and South Pacific cruises in spring 2020 and spring 2021.

Oceania Cruises unveiled its new 2020 and 2021 Tropics & Exotics Collection of itineraries with 85 offerings, 69 of them entirely new itineraries, including 13 new voyages to Asia & Africa, 8 new voyages to South America, 7 new sailings to the South Pacific & Australia, 7 new Transoceanic journeys, and an extraordinary 30 new voyages to the Caribbean, the Panama Canal and Mexico.

Cruise Norwegian App Expanded Fleet-wide

Norwegian Cruise Line announced the complete expansion of its Cruise Norwegian app across its 16-ship fleet.  Developed in-house and designed to enhance the guest experience, the app features a “pre-cruise” mode offering guests a comprehensive planning experience from pre-booking onboard activities, dining reservations, shore excursions and entertainment to accessing their vacation itinerary and leveraging mobile check-in and e-documents for paperless boarding.

When used on board and connected to a ship’s Wi-Fi network, the app offers guests a best-in-class connected experience, allowing them to continue making reservations, book last-minute excursions, view ship activities, send messages and make unlimited onboard calls for a small one-time charge.

Initially launched in October 2017 on Norwegian Sky, the Cruise Norwegian app was developed to transcend the stages of the travel experience, offering guests a stress-free way to manage their cruise. The app is currently available in English with additional language roll-outs to follow.  The Cruise Norwegian app is one component of Cruise Freedom, the Company’s technology platform aimed at enhancing the guest experience from booking to disembarkation.

Regent Seven Seas Cruises® Announced Fleetwide Guest Experience Enhancements

In March, Regent Seven Seas Cruises® announced three guest experience enhancements; the nearly doubling of internet bandwidth across its fleet by January 2020, free unlimited valet laundry service for guests sailing in Master and Grand Suites, and a new Digital Guest Survey which will help Regent track guest experiences and feedback in real-time.

Over the past year Regent has completed a $125 million fleet refurbishment program, unveiled its 2020-2021 Voyage Collection with 167 itineraries and new ports, introduced new relaxed outdoor evening dining fleetwide at the Pool Grill, debuted immersive Cuban voyage itineraries, and revealed Go Local Tours and Regent Choice small group shore excursions – all while readying to launch its fifth ship, Seven Seas Splendor™, in February 2020.

Seven Seas Splendor™ will have the First Woman Captain to Launch a Brand-New Cruise Ship

In celebration of International Women’s Day, Regent Seven Seas Cruises® announced that Captain Serena Melani will helm the cruise line’s newest ship, Seven Seas Splendor™, making her the first woman in cruise industry history to captain a new ocean cruise ship at launch.

Captain Melani, 45, has progressed quickly in her nearly 30-year career to roles of cruise ship leadership.  She began her nautical career at age 16 as a cadet while attending school working on cargo ships in her hometown of Livorno, Italy, along the Tirrenian Sea in the Tuscany region. After graduating from Nautical College in 1993, she was one of only a few females to hold roles of increasing responsibilities on oil tankers, cargo and container vessels. Captain Melani joined Regent in 2010 as a Bridge Officer, then served as Navigation Officer, Safety Officer and Staff Captain on Seven Seas Voyager. She became the Company’s first female Master Captain in 2016 and has led Seven Seas Explorer, Seven Seas Mariner and Seven Seas Navigator during her tenure.

Conference Call

The Company has scheduled a conference call for Thursday, May 9, 2019 at 10:00 a.m. Eastern Time to discuss first quarter 2019 results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.  With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce eleven additional ships through 2027.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige and a one-time, non-cash write-off for revitalizations to Norwegian Joy associated with her redeployment to North America.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Full Speed Ahead 2020 Targets. The Full Speed Ahead 2020 Targets refer to long-term financial targets announced at the Company’s 2018 Investor Day.  These targets are (i) double-digit three-year Adjusted EPS CAGR (2018 to 2020), Adjusted ROIC of approximately 12% in 2020, Net Leverage of approximately 2.5x to 2.75x by the end of 2020 and approximately $1.0 to $1.5 billion of cash available for potential shareholders returns from 2018 to 2020. The Company does not provide targets on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s targets and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. Any determination to pay dividends or repurchase shares in the future will be entirely at the discretion of the Board of Directors or management, respectively, and will depend upon our results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors or management deems relevant.

GAAP.  Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Leverage.  Long-term debt, including current portion, less cash and cash equivalents divided by Adjusted EBITDA.

Net Revenue.  Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield.  Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor.  The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo.  The next generation of ships for our Norwegian brand.

Secondary Equity Offering(s).  Secondary public offering(s) of NCLH’s ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted ROIC, Net Leverage, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Net Leverage is a performance measure that we believe provides management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.  Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses Adjusted EPS and Adjusted ROIC as performance measures for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, Adjusted EBITDA, Adjusted ROIC and Net Leverage may not be indicative of future adjustments or results. For example, for the three months ended March 31, 2018, we incurred $0.5 million related to Secondary Equity Offering expenses. We included this as an adjustment in the reconciliation of Adjusted Net Income since the offering expenses are not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position and results of operations, including our 2019 guidance and Full Speed Ahead 2020 Targets, plans, potential share repurchases or dividends, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; breaches in data security or other disturbances to our information technology and other networks; the risks and increased costs associated with operating internationally; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; our expansion into and investments in new markets;  overcapacity in key markets or globally; the unavailability of attractive port destinations; our inability to obtain adequate insurance coverage; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues;  pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Andrea DeMarco
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018

Revenue
Passenger ticket	$973,273	$889,866
Onboard and other	430,357	403,537
Total revenue	1,403,630	1,293,403
Cruise operating expense
Commissions, transportation and other	229,264	218,340
Onboard and other	79,413	70,688
Payroll and related	223,107	209,824
Fuel	98,253	93,431
Food	55,045	50,656
Other	141,569	125,152
Total cruise operating expense	826,651	768,091
Other operating expense
Marketing, general and administrative	248,942	227,015
Depreciation and amortization	169,741	131,244
Total other operating expense	418,683	358,259
Operating income	158,296	167,053
Non-operating income (expense)
Interest expense, net	(73,503)	(59,698)
Other income (expense), net	(434)	(1,666)
Total non-operating income (expense)	(73,937)	(61,364)
Net income before income taxes	84,359	105,689
Income tax benefit (expense)	33,798	(2,534)
Net income	$118,157	$103,155

Weighted-average shares outstanding
Basic	217,241,473	227,343,577
Diluted	218,873,272	229,187,628

Earnings per share
Basic	$0.54	$0.45
Diluted	$0.54	$0.45

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2019	2018

Net income	$118,157	$103,155
Other comprehensive income:
Shipboard Retirement Plan	95	105
Cash flow hedges:
Net unrealized gain related to cash flow hedges	15,152	48,576
Amount realized and reclassified into earnings	(7,000)	(1,785)
Total other comprehensive income	8,247	46,896
Total comprehensive income	$126,404	$150,051

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$304,708	$163,851
Accounts receivable, net	57,054	55,249
Inventories	90,101	90,202
Prepaid expenses and other assets	316,532	241,011
Total current assets	768,395	550,313
Property and equipment, net	12,181,007	12,119,253
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	605,235	329,948
Total assets	$15,761,093	$15,205,970
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$608,307	$681,218
Accounts payable	66,665	159,564
Accrued expenses and other liabilities	731,221	716,499
Advance ticket sales	2,023,227	1,593,219
Total current liabilities	3,429,420	3,150,500
Long-term debt	5,934,185	5,810,873
Other long-term liabilities	492,186	281,596
Total liabilities	9,855,791	9,242,969
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 236,844,434 shares issued and 215,386,265 shares outstanding at March 31, 2019 and 235,484,613 shares issued and
217,650,644 shares outstanding at December 31, 2018	237	235
Additional paid-in capital	4,145,530	4,129,639
Accumulated other comprehensive income (loss)	(153,400)	(161,647)
Retained earnings	3,016,997	2,898,840
Treasury shares (21,458,169 and 17,833,969 ordinary shares at March 31, 2019 and December 31, 2018,
respectively, at cost)	(1,104,062)	(904,066)
Total shareholders' equity	5,905,302	5,963,001
Total liabilities and shareholders' equity	$15,761,093	$15,205,970

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities
Net income	$118,157	$103,155
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	169,714	134,546
(Gain) loss on derivatives	4	(10)
Deferred income taxes, net	(32,094)	809
Loss on extinguishment of debt	2,903	-
Provision for bad debts and inventory	1,022	1,266
Share-based compensation expense	26,999	28,102
Net foreign currency adjustments	(1,896)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(2,179)	1,618
Inventories	(496)	1,363
Prepaid expenses and other assets	(51,914)	(45,709)
Accounts payable	(89,914)	13,163
Accrued expenses and other liabilities	(44,281)	(3,180)
Advance ticket sales	439,352	375,638
Net cash provided by operating activities	535,377	610,761
Cash flows from investing activities
Additions to property and equipment, net	(214,559)	(143,874)
Proceeds from promissory note	259	249
Issuance of promissory note	(7,907)	-
Cash received on settlement of derivatives	289	-
Net cash used in investing activities	(221,918)	(143,625)
Cash flows from financing activities
Repayments of long-term debt	(2,345,589)	(252,826)
Proceeds from long-term debt	2,392,000	290,878
Proceeds from employee related plans	7,744	5,961
Net share settlement of restricted share units	(18,850)	(12,171)
Purchase of treasury shares	(199,996)	(263,505)
Deferred financing fees and other	(7,911)	(109,915)
Net cash used in financing activities	(172,602)	(341,578)
Net increase in cash and cash equivalents	140,857	125,558
Cash and cash equivalents at beginning of the period	163,851	176,190
Cash and cash equivalents at end of the period	$304,708	$301,748

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2019	2018

Passengers carried		645,052	617,440
Passenger Cruise Days		4,975,440	4,724,604
Capacity Days		4,716,929	4,466,471
Occupancy Percentage		105.5%	105.8%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended
	March 31,
		2019
		Constant
	2019	Currency	2018

Passenger ticket revenue	$973,273	$984,690	$889,866
Onboard and other revenue	430,357	430,357	403,537
Total revenue	1,403,630	1,415,047	1,293,403
Less:
Commissions, transportation
and other expense	229,264	231,613	218,340
Onboard and other expense	79,413	79,413	70,688
Net Revenue	1,094,953	1,104,021	1,004,375

Capacity Days	4,716,929	4,716,929	4,466,471

Gross Yield	$297.57	$299.99	$289.58
Net Yield	$232.13	$234.06	$224.87

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2019
		Constant
	2019	Currency	2018
Total cruise operating expense	$826,651	$830,020	$768,091
Marketing, general and
administrative expense	248,942	251,070	227,015
Gross Cruise Cost	1,075,593	1,081,090	995,106
Less:
Commissions, transportation
and other expense	229,264	231,613	218,340
Onboard and other expense	79,413	79,413	70,688
Net Cruise Cost	766,916	770,064	706,078
Less: Fuel expense	98,253	98,253	93,431
Net Cruise Cost Excluding Fuel	668,663	671,811	612,647
Less Non-GAAP Adjustments:
Non-cash deferred compensation expenses (1)	534	534	542
Non-cash share-based compensation expenses (2)	26,999	26,999	28,102
Secondary Equity Offering expenses (3)	-	-	482
Redeployment of Norwegian Joy (4)	5,016	5,016	-
Other (5)	-	-	(992)
Adjusted Net Cruise Cost Excluding Fuel	$636,114	$639,262	$584,513

Capacity Days	4,716,929	4,716,929	4,466,471

Gross Cruise Cost per Capacity Day	$228.03	$229.19	$222.79
Net Cruise Cost per Capacity Day	$162.59	$163.26	$158.08
Net Cruise Cost Excluding Fuel per Capacity Day	$141.76	$142.43	$137.17
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$134.86	$135.53	$130.87

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(5) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2019	2018

Net income	$118,157	$103,155
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (1)	879	863
Non-cash share-based compensation expenses (2)	26,999	28,102
Secondary Equity Offering expenses (3)	-	482
Extinguishment and modification of debt (4)	6,093	-
Amortization of intangible assets (5)	4,603	6,222
Redeployment of Norwegian Joy (6)	25,028	-
Other (7)	-	(992)
Adjusted Net Income	$181,759	$137,832
Diluted weighted-average shares outstanding	218,873,272	229,187,628
Diluted earnings per share	$0.54	$0.45
Adjusted EPS	$0.83	$0.60

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Losses on extinguishment and modification of debt are included in interest expense, net.
(5) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(6) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(7) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2019	2018

Net income	$118,157	$103,155
Interest expense, net	73,503	59,698
Income tax (benefit) expense	(33,798)	2,534
Depreciation and amortization expense	169,741	131,244
EBITDA	327,603	296,631

Other (income) expense, net (1)	434	1,666
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (2)	534	542
Non-cash share-based compensation expenses (3)	26,999	28,102
Secondary Equity Offering expenses (4)	-	482
Redeployment of Norwegian Joy (5)	5,016	-
Other (6)	-	(992)
Adjusted EBITDA	$360,586	$326,431

(1) Primarily consists of gains and losses, net for foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(6) Primarily related to reimbursements of certain legal costs, which are included in marketing, general and administrative expense.